UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Echo Global Logistics, Inc.
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Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
April 18, 2013
To Our Stockholders:
On behalf of the Board of Directors and management, we cordially invite you to attend the annual meeting of stockholders (the "Annual Meeting") to be held on Friday, June 14, 2013, at 9:00 a.m., Central Daylight Time, at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654.
The following pages contain the formal notice of the Annual Meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the Annual Meeting and the nominees for election as directors.
The purpose of the Annual Meeting is to consider and vote upon proposals to (i) elect eight directors to serve until the 2014 annual meeting of stockholders or until their respective successors are elected and qualified, (ii) ratify the appointment of our independent registered public accounting firm for 2013, (iii) approve the material terms of the performance goals under the Echo Global Logistics, Inc. Annual Incentive Plan and (iv) transact such other business as may properly come before the Annual Meeting. In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to our stockholders.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. These rules allow us to provide you with the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting. On or about April 22, 2013, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.
Whether or not you plan to attend the Annual Meeting in person, your vote is important, and we encourage you to vote your shares promptly via the Internet or by telephone or mail. Instructions regarding these methods of voting are contained on the notice regarding the availability of proxy materials for the Annual Meeting.
We look forward to seeing you at the Annual Meeting.
Sincerely yours,

Samuel K. Skinner	Douglas R. Waggoner
Chairman of the Board	Chief Executive Officer and Director

Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 14, 2013
April 18, 2013
The Stockholders of Echo Global Logistics, Inc.:
Notice is hereby given that the annual meeting of stockholders (the "Annual Meeting") of Echo Global Logistics, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 14, 2013, at 9:00 a.m., Central Daylight Time, at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654, for the following purposes:

1.	To elect eight directors of the Company to serve until the 2014 annual meeting of stockholders or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve the material terms of the performance goals under the Echo Global Logistics, Inc. Annual Incentive Plan; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 15, 2013 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. These rules allow us to provide you with the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting. On or about April 22, 2013, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.
All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the materials accompanying this Notice. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.
We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Dave B. Menzel Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 14, 2013.

        This Proxy Statement and the 2012 Annual Report are available at: www.proxyvote.com. You will need your assigned control number to vote your shares. Your control number can be found on your proxy card.

Proxy Statement for the Annual Meeting of Stockholders of
Echo Global Logistics, Inc.
To Be Held on Friday, June 14, 2013

Echo Global Logistics, Inc.
600 West Chicago Avenue, Suite 725
Chicago, Illinois 60654
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
This proxy statement and enclosed proxy card are being furnished commencing on or about April 22, 2013 in connection with the solicitation by the Board of Directors of Echo Global Logistics, Inc., a Delaware corporation (the "Company," "Echo Global Logistics, Inc.," or "us"), of proxies for use in voting at the 2013 annual meeting of stockholders (the "Annual Meeting"), to be held at 600 West Chicago Ave., Suite 725, Chicago, Illinois 60654 on June 14, 2013. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominees listed below under the caption "PROPOSALS TO BE VOTED ON—Proposal 1: Election of Directors," FOR the ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the Company's fiscal year ending December 31, 2013, FOR the approval of the material terms of the performance goals under the Echo Global Logistics, Inc. Annual Incentive Plan, and in the discretion of the proxies named on the proxy card, with respect to any other matters properly brought before the Annual Meeting and any adjournments thereof (collectively, the "Proposals"). Any proxy may be revoked by (1) providing written notice to David B. Menzel, Corporate Secretary, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654 at any time prior to the voting thereof, (2) submitting a proxy with a later date or (3) attending the Annual Meeting and voting in person.

Information about this Proxy Statement
You are receiving the proxy materials because the Company's Board of Directors is seeking your permission (or proxy) to vote your shares at the Annual Meeting on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 15, 2013, the record date, are entitled to vote at the Annual Meeting. As of April 15, 2013, there were 23,312,031 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. We have no other voting securities.

Information about Voting
If your shares of common stock are held in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered with respect to those shares, the stockholder of record. As the stockholder of record, you can vote your shares on matters presented at the Annual Meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone—Stockholders can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

2.	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

3.	By Mail—You can vote by mail by signing, dating and mailing your proxy card.

If you do not give any direction on the proxy card, the shares will be voted "FOR" the nominees named for director and "FOR" the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company's fiscal year ending December 31, 2013. You may revoke your proxy at any time before it is exercised by (1) providing written revocation to the Secretary of the Company, David B. Menzel, (2) providing a proxy with a later date or (3) voting in person at the Annual Meeting. Your vote will be confidential except (a) as may be required by law, (b) as may be necessary for the Company to assert or defend claims, (c) in the case of a contested election of director(s) or (d) at your express request. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. If you do not give your broker or nominee instructions on how to vote your shares, your broker or nominee can vote your shares with respect to "routine" items but not with respect to "non-routine" items. "Proposal 1: Election of Directors" and "Proposal 3: Approval of the Material Terms of Performance Goals under the Annual Incentive Plan" are non-routine matters for which your broker or nominee may not vote without explicit instructions from you. "Proposal 2: Ratification of Independent Registered Public Accounting Firm" is a routine matter for which your broker or nominee may vote your shares without explicit instructions from you.
In order to carry on the business of the Annual Meeting, we must have a quorum. This means that stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered "present" for purposes of voting on non-routine matters.
For additional information on director elections, see "PROPOSALS TO BE VOTED ON—Proposal 1: Election of Directors" later in this proxy statement. Directors will be elected to serve a one-year term expiring at the 2014 annual meeting of stockholders by a plurality of the votes present in person or by proxy at the annual meeting and entitled to vote. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting . The size of the Board is currently set at eight members. Abstentions and broker non-votes will have no effect on the election of directors. For a stockholder to nominate an individual for director at the 2014 annual meeting, the stockholder must follow the procedures outlined later in this proxy statement under the caption "OTHER INFORMATION—Stockholder Proposals for the 2014 Meeting." Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders at the 2014 annual meeting by following the procedures outlined later in this proxy statement under the caption "BOARD OF DIRECTORS AND CORPORATE GOVERNANCE—Meetings and Committees of the Board of Directors—Nominating and Corporate Governance Committee."
The ratification of the independent registered public accounting firm and the approval of the material terms of the performance goals under the Annual Incentive Plan require the favorable vote of a majority of the shares present, either by proxy or in person, and entitled to vote. Abstentions will have the same effect as a vote against these matters because they are considered present and entitled to vote, but are not voted.
Only stockholders, their proxy holders and our invited guests may attend the Annual Meeting. If you plan to attend, please bring identification and, if you hold shares in street name, bring your bank or broker statement showing your beneficial ownership of Company common stock in order to be admitted to the Annual Meeting.

PROPOSALS TO BE VOTED ON
Proposal 1: Election of Directors
Nominees
The size of the Board is currently set at eight members. At the Annual Meeting, the stockholders will elect eight directors to serve until the 2014 annual meeting of stockholders or until their respective successors are elected and qualified. Unless marked otherwise, proxies received will be voted "FOR" the election of the eight nominees named below. Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company's by-laws, a director appointed to fill a vacancy, will be appointed to serve until the next annual meeting of stockholders held for the election of directors.
Assuming a quorum is present, the eight nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board of Directors. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the persons named herein will be unable or unwilling to serve as a nominee or as a director if elected.
The Company believes that the Board of Directors (the "Board"), as a whole, should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to the Company's operations and interests. In addition to considering a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee utilizes a variety of methods. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complimentary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's businesses. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company's policy is to have at least a majority of Directors qualify as an "independent director" as defined in the rules of the Nasdaq Global Market.
The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company , particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each director nominee holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. Each of our directors also has experience serving on boards of directors or trustees and committees of other companies.
The Nominating and Corporate Governance Committee also believes that each of the nominees and current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its committees.

The names of the directors, their ages as of April 15, 2013, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as director of the Company are set forth below:

Name	Age	Position
Samuel K. Skinner(1)(2)(3)	75	Chairman of the Board
Douglas R. Waggoner	54	Chief Executive Officer and Director
John R. Walter(1)(3)	66	Director
John F. Sandner(1)	71	Director
Bradley A. Keywell (2) (3)	43	Director
Matthew Ferguson(1) (2)	46	Director
David Habiger (1) (2)	44	Director
Nelda J. Connors (1) (3)	47	Director
_______________________________________________________________________________

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating and Corporate Governance Committee.
There are no family relationships among any of the directors or executive officers of the Company. Our Board has affirmatively determined that seven of our eight directors, Messrs. Skinner, Walter, Sandner, Keywell, Habiger and Ferguson and Ms. Connors are "independent directors" as defined in the rules of the Nasdaq Global Market.
Samuel K. Skinner first joined our Board in September 2006 and has served as our non-executive Chairman of the Board since February 2007. Since May 2004, Mr. Skinner has been of counsel at the law firm Greenberg Traurig, LLP where he is the Chair of the Chicago Governmental Affairs Practice. Mr. Skinner served as Chairman, President and Chief Executive Officer of US Freightways Corporation from July 2000 to May 2003, and from 1993 to 1998 he served as President of Commonwealth Edison Company and its holding company Unicom Corporation. During his time at US Freightways, US Freightways was of the largest transportation and logistics companies in the country until its merger with YRC. Mr. Skinner served as the Chief of Staff to President George H.W. Bush from December 1991 to August 1992, and from 1989 to 1991, he served as the Secretary of Transportation. In 1975, he was appointed by President Gerald R. Ford as the United States Attorney for the Northern District of Illinois. Mr. Skinner is currently a director of Navigant Consulting, Inc., MedAssets, Inc., Express Scripts, Inc. and CBOE Inc. Mr. Skinner holds a Bachelor of Science degree from the University of Illinois and a Juris Doctor from DePaul University College of Law. Mr. Skinner brings to the Board extensive leadership experience in both the public and private sectors, operations management skills and experience with corporate governance and regulatory matters, having served as the chief executive officer of a large public company.
Douglas R. Waggoner has served as our Chief Executive Officer since December 2006 and on our Board since February 2008. Mr. Waggoner will serve as our Chief Executive Officer until December 31, 2016, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. Prior to joining our Company, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as the Chief Executive Officer of USF Bestway, and from January 2002 to April 2004, he served as the Senior Vice President of Strategic Marketing for USF Corporation. Mr. Waggoner served as the President and Chief Operating Officer of Daylight Transport from April 1999 to January 2002, Executive Vice President from October 1998 to April 1999, and Chief Information Officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before eventually leaving the company as the Vice President of Customer Service. Mr. Waggoner holds a bachelor's degree in Economics from San Diego State University. Mr. Waggoner provides the Board significant transportation industry-specific operations management and leadership experience.
John R. Walter has served on our Board since January 2006. Mr. Walter is the managing member of Ashlin Management Company.  He is the retired President and Chief Operating Officer of AT&T Corporation, a position he held from 1996 to 1997. He was Chairman and CEO of R.R. Donnelley & Sons Company, the largest printer in the United States, from 1989 through 1996. Mr. Walter has been a director of Manpower, Inc. since 1998, and served as Non-Executive Chairman from 1999 to 2001. He is currently a director for VASCO Data Security and Manpower, Inc. Mr. Walter previously served on the board of directors of Abbott Laboratories, Innerworkings Inc., John Deere, Target Corporation, Jones Lang LaSalle, Infinity Bio-Energy and Groupon. He is also a member of the board of trustees for the Steppenwolf Theater, NorthShore University Health System and

Northwestern University. Mr. Walter holds a bachelor's degree and an honorary doctorate degree in Business Administration from Miami University, Ohio.  Mr. Walter has extensive global leadership experience, operations management and technology experience, and experience with corporate governance matters, having served as chief executive officer of a large global digital information management company and as a director of several public companies. He provides the Board with the perspective of a senior executive familiar with all facets of global enterprise, including global operations, management and technology.
John F. Sandner has served on our Board since April 2008. Mr. Sandner is the former Chairman of E*Trade Futures, LLC, a position he held from 2003 through 2012. From 1985 to 2003, Mr. Sandner served as President and Chief Executive Officer of RB&H Financial Services, L.P. Mr. Sandner is also the retired Chairman of the Chicago Mercantile Exchange (CME), which is currently known as CME Group, Inc., of which he is a member of its Executive Committee, and served as its Special Policy Advisor from 1998 to 2005. Mr. Sandner is currently a director of CME Group, Inc., the Lyric Opera of Chicago and the Museum of Science and Industry, and a Trustee at the University of Notre Dame and Rush-Presbyterian-St. Luke's Medical Center. Mr. Sandner holds a bachelor's degree from Southern Illinois University and a Juris Doctorate from the University of Notre Dame. Mr. Sandner brings to the Board extensive leadership experience, operations management skills and experience with corporate governance and regulatory matters, having served as chief executive officer of a large public company.
Bradley A. Keywell is a co-founder of the Company and has served on our Board since February 2005. Mr. Keywell is also a co-founder of Groupon, Inc. and has served on its Board since December 2006. In 2008, Mr. Keywell co-founded Lightbank LLC, a private investment firm specializing in information technology companies, and has served as a manager since that time. In April 2006, Mr. Keywell co-founded MediaBank, LLC, an electronic exchange and database that automates the procurement and administration of advertising media, and has served as a director or manager since that time. From May 2000 to March 2001, Mr. Keywell served as the President of HA-LO Industries Inc. Mr. Keywell co-founded Starbelly.com Inc., which was acquired by HA-LO in May 2000. Mr. Keywell also serves as a trustee of Equity Residential , a real estate investment trust. Mr. Keywell serves on the boards of trustees of the Zell-Lurie Entrepreneurship Institute at the University of Michigan, the NorthShore University HealthSystem Foundation, and the Museum of Contemporary Art in Chicago. Mr. Keywell is the Chairman of the Illinois Innovation Council. Mr. Keywell is also the founder and Chairman of Chicago Ideas Week and the Connect to the Future Foundation. Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business. Mr. Keywell holds a bachelor's degree from the University of Michigan and a Juris Doctor degree from the University of Michigan Law School. Mr. Keywell brings to the Board an in-depth knowledge and understanding of the information technology sector as well as public company director experience.
Matthew Ferguson has served on our Board since February 2010. Mr. Ferguson has served as the Chief Executive Officer of CareerBuilder.com, an online recruiting service, since 2004. Prior to 2004, Mr. Ferguson served as the Chief Operating Officer and Senior Vice President at CareerBuilder.com since 2000. Mr. Ferguson is a partner in Woodington Management, LLC, a real estate management company. Mr. Ferguson serves on the board of directors of ExactTarget, Inc., an email software provider, and Retrofit, Inc., a health-focused venture-funded start-up. He is also Chairman of the Board of Snehta, a small business platform. He received a masters in Business Administration from the University of Chicago, a Juris Doctor degree from Northwestern University and a bachelor's degree from Indiana University. Mr. Ferguson brings to the Board extensive leadership experience, operations management skills and experience with corporate governance and regulatory matters, having served as chief executive officer of a large global company and its partnership with several publicly-held entities.

David Habiger has served on our Board since December 2012. From June 2011 to July 2012, Mr. Habiger served as the Chief Executive Officer of NDS Group Ltd. until it was acquired by Cisco Systems in July 2012. Mr. Habiger served in various roles at Sonics Solutions, a digital media software company, from February 1993 to February 2011. Most recently, he served as President and Chief Executive Officer from September 2005 to February 2011. Mr. Habiger is also director of RealD, a company producing technology for 3D movies. Mr. Habiger received his bachelor's degree from St. Norbert College and his Master's of Business Administration from the University of Chicago. He is a member of the National Association of Corporate Directors as well as the Center for Corporate Innovation. Mr. Habiger brings to the Board extensive leadership and management experience, having served as the chief executive officer of a public company, as well as public company board experience.

Nelda J. Connors has served on our Board since April 2013. Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, an advisory services and investment firm. She served as President and Chief Executive Officer of Atkore International Inc. from December 2010 until June 2011. Atkore, formerly the Electrical and Metal Products division of Tyco International, became privately held in December 2010, and Ms. Connors served as President of this Tyco division from April 2008. Prior to joining Tyco, she served as Vice President at Eaton Corporation from August 2002 to March 2008 where she held several positions in operations, continuous improvement and general management. Prior to joining Eaton, Ms. Connors was employed in a number of executive and management capacities in the automotive industry. Ms.

Connors serves on the board of directors of Boston Scientific Corporation (NYSE: BSX), the Federal Reserve Bank of Chicago, Blount International, Inc. (NYSE: BLT) and Vesuvius plc, and as a trustee for the Museum of Contemporary Arts in Chicago. Ms. Connors holds both bachelor's and master's degrees in mechanical engineering from the University of Dayton. Ms. Connors brings to the Board broad experience in the areas of operations and financial management and business strategy.
Required Vote
Directors are elected by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. The eight persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected as directors.
Recommendation of the Board of Directors
        THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm
Ernst & Young LLP has served as the Company's independent registered public accounting firm since March 2006 and has been appointed by the Audit Committee to continue as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013. In the event that ratification of this selection is not approved by a majority of the shares of common stock of the Company represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board will review the Audit Committee's future selection of an independent registered public accounting firm.
Representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the Company's common stock present at the Annual Meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year.
Recommendation of the Board of Directors
THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

Proposal 3:  Approval of the Material Terms of Performance Goals under the Annual Incentive Plan

A proposal will be presented at the annual meeting to approve the material terms of performance goals under the Echo Global Logistics, Inc. Annual Incentive Plan (the “Annual Incentive Plan”), in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Annual Incentive Plan provides incentive award opportunities to our officers, and was approved by our shareholders in 2009 in connection with and immediately prior to the Company's initial public offering.  The Annual Incentive Plan was amended, effective January 1, 2013, to conform with certain technical requirements of Section
162(m) of the Code and to delete references to the post-IPO 162(m) transition period that expires at the annual meeting.  Otherwise, the Annual Incentive Plan has not been amended or modified in any way.  A copy of the Annual Incentive Plan is set forth in Appendix A.

Section 162(m) of the Code limits the deductibility for federal income tax purposes of compensation in excess of $1 million per year for the chief executive officer and the three other highest compensated officers (other than the chief financial officer) (“covered employees”) unless such compensation qualifies as “performance-based compensation” under the Code.  Among the requirements for such compensation to be considered performance-based compensation is that the Company's stockholders must approve the material terms of the performance goals. We are asking that stockholders approve the material terms of the performance goals under the Annual Incentive Plan so that we can preserve, to the extent practicable, our ability to deduct compensation payable under the Annual Incentive Plan to our covered employees.

Eligibility

Eligibility to participate in the Annual Incentive Plan is limited to substantially all regular full-time and part-time employees. As of December 31, 2012, we had 1,364 such employees. Temporary employees, any independent contractors, and certain other specified classifications are not eligible to participate in the Annual Incentive Plan.

Maximum Awards

Employees are eligible to receive bonuses based on meeting operational and financial goals that may be stated (a) as goals of the company, a subsidiary, or a portion thereof, (b) on an absolute basis and/or relative to other companies, or (c) separately for one or more participants or business units. The objective performance goals for the Annual Incentive Plan are established by our Compensation Committee within the first 90 days of the year. Bonus payouts are determined within 2 ½ months after the end of the performance period. Bonuses may not exceed $5,000,000 for any individual with respect to any performance period.

Performance Criteria

The Compensation Committee shall use any one or more of the following financial measures to establish objective performance goals under the Annual Incentive Plan:  earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); net earnings; operating earnings or income; earnings growth; net income (absolute or competitive growth rates comparative); net income per share; cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; earnings per share; return on shareholders' equity (absolute or peer-group comparative); stock price (absolute or peer-group comparative); absolute and/or relative return on common shareholders' equity; absolute and/or relative return on capital; absolute and/or relative return on assets; economic value added (income in excess of cost of capital); customer satisfaction; expense reduction; ratio of operating expenses to operating revenues; gross revenue or revenue by pre-defined business segment (absolute or competitive growth rates comparative); revenue backlog; margins realized on delivered services; total shareholder return; dept-to-capital ratio or  market share.  The Compensation Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to:  realized investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; changes in accounting principles or the application thereof; currency fluctuations, acquisitions, divestitures, or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other objective non-financial measures and non-operating items.

General

Our Compensation Committee administers the Annual Incentive Plan and will have the authority to construe, interpret and implement the Annual Incentive Plan and prescribe, amend and rescind rules and regulations relating to the Annual Incentive Plan. The determination of the Compensation Committee on all matters relating to the Annual Incentive Plan or any award agreement will be final, binding and conclusive. The Annual Incentive Plan may be amended or terminated by the Compensation Committee or our Board of Directors. However, the Annual Incentive Plan may not be amended without the prior approval of our stockholders, if such approval is necessary to qualify bonuses as performance-based compensation under Section 162(m) of the Code.

If the material terms of the performance goals are not approved by stockholders, we will not be able to award bonuses to covered employees under the Annual Incentive Plan that are intended to be performance-based compensation under Section
162(m).

  Plan Benefits

The following table shows the target bonus amounts established for 2013 under the Annual Incentive Plan for the indicated persons or groups:

Name and Position	2013 Target Bonus
Douglas Waggoner, CEO	$487,500
David Menzel, CFO	$270,000
Executive Group	$757,500
Non-Executive Director Group	n/a
Non-Executive Officer Employee Group*	n/a

* Non-executive employees are not subject to Section 162(m) and therefore no formal target bonus amounts have been established.

Required Vote

The affirmative vote of the holders of a majority of the Company's common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve this proposal.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE ANNUAL INCENTIVE PLAN.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure
Our Board is led by an independent Chairman, Samuel K. Skinner. We believe that this is the most appropriate structure for the Company in light of the differences between the roles of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board provides guidance to the Chief Executive Officer. Furthermore, this structure enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board's independence from management. We have had this leadership structure since our inception.

Board of Directors Role in Risk Oversight
Our Board, through its three standing committees, has an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company. The current trends toward increased regulation and litigation, as well as recent macro-economic challenges, among other things, make it extremely difficult to predict the type and magnitude of risks facing the Company. In spite of this unpredictability, the Board relies on the representations of management, the external audit of the financial information, the Company's systems of internal controls, the Company's insurance advisors, and the historically conservative practices of the Company to provide comfort on the Company's ability to manage its risks. Management's discussion of current risk factors are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Meetings and Committees of the Board of Directors
During 2012, the Board held six meetings. During 2012, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period in which he was a director and the total number of meetings held by all of the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board.
Audit Committee.    The Audit Committee consisted of John R. Walter, Samuel K. Skinner, John F. Sandner and Matthew Ferguson in 2012. David Habiger and Nelda J. Connors joined the Audit Committee in 2013. The Audit Committee currently consists of Messrs. Walters, Skinner, Sandner, Ferguson and Habiger and Ms. Connors. Mr. Sandner serves as the chairman of our Audit Committee and will continue to serve as chairman if re-elected to the Board. The Audit Committee is composed of independent non-employee directors and is responsible for, among other things, reviewing and recommending to the Board internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has the authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Messrs. Skinner, Sandner and Walter are our Audit Committee financial experts under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. During 2012, the Audit Committee held seven meetings.
Compensation Committee.    The Compensation Committee consisted of Matthew Ferguson, Eric P. Lefkofsky and Samuel K. Skinner in 2012. Mr. Keywell replaced Mr. Lefkofsky on the Compensation Committee when Mr. Lefkofsky resigned from the Board in December 2012. Mr. Habiger joined the Compensation Committee in 2013. The Compensation Committee currently consists of Messrs. Ferguson, Skinner, Keywell and Habiger. Mr. Ferguson serves as chairman of the committee and will continue to serve as chairman if re-elected to the Board. The Compensation Committee is composed of independent non-employee directors and is responsible for, among other things, reviewing and approving compensation for our Chief Executive Officer and our other executive officers. Additionally, the Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has the authority to administer the Amended and Restated Echo Global Logistics, Inc. 2008 Stock Incentive Plan (our "2008 Plan"), and advise and consult with our officers regarding managerial personnel policies. The Compensation Committee continued to engage Aon Hewitt, a compensation consultant, in 2012 to review and make recommendations regarding our executive and director compensation program. See "EXECUTIVE AND DIRECTOR COMPENSATION—Compensation Discussion and Analysis" for a discussion of the Company's processes and procedures for considering and determining executive and director compensation. In accordance with the requirements of Regulation S-K, the Company has determined that no conflict of interest has arisen with respect to the work of Aon Hewitt as compensation consultant to the Compensation Committee. During 2012, the Compensation Committee held two meetings.
Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consisted of Samuel K. Skinner, Eric P. Lefkofsky and John R. Walter in 2012. Mr. Keywell replaced Mr. Lefkofsky on the Nominating and Corporate Governance Committee when Mr. Lefkofsky resigned from the Board in December 2012. Ms. Connors joined the Nominating and Corporate Governance in 2013. The Nominating and Corporate Governance Committee currently consists of Messrs. Skinner, Keywell and Walter and Ms. Connors. Mr. Skinner serves as the chairman of our Nominating and Corporate Governance Committee and will continue to serve as chairman if re-elected to the Board. The Nominating and Corporate Governance Committee is composed of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;

•	the selection of the director nominees for the next annual meeting of stockholders; and

•	the selection of director candidates to fill any vacancies on the Board.
In evaluating and determining whether to nominate a candidate for a position on the Company's Board, the Nominating and Corporate Governance Committee will consider the candidate's professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee utilizes a variety of methods. The Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, but the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company's businesses. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. During 2012, the Nominating and Corporate Governance Committee held two meetings.
The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate's name and qualifications for Board membership and should be addressed to David B. Menzel, Corporate Secretary, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.
For purposes of potential nominees to be considered at the 2014 annual stockholders' meeting, the Corporate Secretary must receive this information no earlier than February 14, 2014 and no later than the close of business on March 16, 2014, in accordance with the procedures in the Company's by-laws. The notice must set forth the candidate's name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder's name, address and the number of shares beneficially owned (and the period they have been held).
The Company did not pay a third party a fee to identify, evaluate or assist in identifying potential nominees for director in 2012.
Governance Documents
All of the Company's current committee charters are available at www.echo.com on the "Investor" page under the link "Corporate Governance." The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation

Messrs. Ferguson, Lefkofsky, Keywell and Skinner served on our Compensation Committee during 2012. None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications with Directors
The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o David B. Menzel, Corporate Secretary, at 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.
All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.
Attendance at Annual Meeting
Directors are encouraged, but not required, to attend our annual stockholders' meeting. Messrs. Skinner and Waggoner attended the 2012 annual meeting.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 15, 2013 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the "EXECUTIVE AND DIRECTOR COMPENSATION—Executive Compensation—Summary Compensation Table" section of this proxy statement; and

•	all of our directors and executive officers as a group.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654.

	Shares of Common Stock Beneficially Owned(1)
Name and Address	Number of Shares	Number of Options	Total	Approximate Percent of Class(1)
5% or Greater Stockholders (not including 5% or greater stockholders who are directors or executive officers)
Riverbridge Partners LLC 801 Nicollet Mall, Suite 600 Minneapolis, MN 55402 (2)	1,720,257	—	1,720,257	7.4%
Richard A. Heise, Jr. (3)	2,127,310	—	2,127,310	9.1%
Eric P. Lefkofsky (4)	3,084,851	—	3,084,851	13.2%
Directors and Named Executive Officers
Samuel K. Skinner	138,058	5,592	143,650	*
Douglas R. Waggoner	153,085	523,280	676,365	2.8%
David B. Menzel	150,377	200,000	350,377	1.5%
John R. Walter	119,526	5,592	125,118	*
John F. Sandner	5,566	40,592	46,158	*
Bradley A. Keywell (5)	1,838,218	37,500	1,875,718	8.0%
Matthew Ferguson	5,566	5,592	11,158	*
David Habiger	2,915	—	—	*
Nelda J. Connors	2,906	—	2,906	*
Directors and Executive Officers as a group (9 persons)	2,416,217	818,148	3,228,773	13.4%
_______________________________________________________________________________
*    = less than 1%.

(1)
"Beneficial ownership" means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2013 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 15, 2013, and the percentages are based upon 23,312,031 shares of our common stock outstanding as of April 15, 2013. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)	Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2013.

(3)
Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013. Includes 2,127,310 shares of capital stock held by Old Willow Partners, LLC ("Old Willow"), an entity controlled by Richard A. Heise, Jr., one of our former directors.

(4)
Includes 2,386,810 shares of common stock held by Blue Media, LLC, an entity owned by Eric P. Lefkofsky (50%) and his wife, Elizabeth Kramer Lefkofsky (50%). Mr. Lefkofsky, one of our former directors, shares voting and investment control with respect to the shares held by Blue Media, LLC. Includes 525,000 shares of common stock held by Green Media, LLC, an entity owned by Mr. Lefkofsky (50%) and Ms. Lefkofsky (50%). Mr. Lefkofsky shares voting and investment control with respect to the shares held by Green Media, LLC. Includes 167,739 shares of common stock held by Orange Media, LLC, the sole member of which is Ms. Lefkofsky.

(5)
Includes vested options to purchase 37,500 shares of our common stock held by Holden Ventures, LLC, an entity controlled by Bradley A. Keywell. Includes 1,830,001 shares held by Frog Ventures, LLC. Frog Ventures is owned by the Keywell Family Trust (20%) and Kimberly Keywell (80%), the wife of Mr. Keywell.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.
Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, other than the following: (i) Form 4 filings relating to equity grants to Messrs. Barris, Bobulinski, Ferguson, Keywell, Lefkofsky, Sandner, Skinner and Walter filed on April 30, 2012; (ii) a Form 4 for Mr. Walter filed on January 9, 2013; and (iii) a Form 3 for Mr. Habiger filed on March 28, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of our business and in connection with our financing activities, we have entered into a number of transactions with our directors, officers and 5% or greater stockholders. All of the transactions set forth below were approved by the unanimous vote of our Board . We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the Securities and Exchange Commission. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee prior to consummation.
Relationship with InnerWorkings, Inc.
Transportation Services
Two former members of our Board of Directors, Eric P. Lefkofsky and Peter J. Barris, were also directors of InnerWorkings, Inc. during 2012. In addition, certain stockholders of Echo, including certain of our directors and officers, have direct and/or indirect ownership interests in Innerworkings. In the ordinary course of business, we have provided transportation and logistics services to InnerWorkings. As consideration for these services, we billed InnerWorkings approximately $10.8 million in 2012.
Relationship with Groupon, Inc.
Transportation Services with Groupon
In 2012, the Company entered into an agreement with Groupon, Inc. ("Groupon") to provide transportation and supply chain management services for Groupon. One of the Company's directors, Bradley A. Keywell, and one of our former directors, Eric P. Lefkofsky, are members of Groupon's Board of Directors and have an ownership interest in Groupon. As a result of the agreement, the Company provided services related to carrier rate negotiation and management, shipping origin and destination coordination, inventory facility set-up and management and supply chain cost analysis. The Company recognized revenue from Groupon of $1,930,689 for the year ended December 31, 2012. The Company terminated its arrangement with Groupon during 2012.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers
The following table sets forth certain information concerning each of our executive officers, who also served as named executive officers in 2012 (our "named executive officers"):

Name	Age	Position(s)
Douglas R. Waggoner	54	Chief Executive Officer and Director
David B. Menzel	51	Chief Financial Officer
David C. Rowe	46	Former Chief Technology Officer
Douglas R. Waggoner has served as our Chief Executive Officer since December 2006 and on our Board since February 2008. Mr. Waggoner will serve as our Chief Executive Officer until December 31, 2016, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. Mr. Waggoner was elected to the Board pursuant to voting rights granted to the former holders of our Series B preferred stock under our voting agreement, which was terminated upon the closing of the Company's initial public offering. Prior to joining our Company, Mr. Waggoner founded SelecTrans, LLC, a freight management software provider based in Chicago, Illinois. From April 2004 to December 2005, Mr. Waggoner served as the Chief Executive Officer of USF Bestway, and from January 2002 to April 2004, he served as the Senior Vice President of Strategic Marketing for USF Corporation. Mr. Waggoner served as the President and Chief Operating Officer of Daylight Transport from April 1999 to January 2002, Executive Vice President from October 1998 to April 1999, and Chief Information Officer from January 1998 to October 1998. From 1986 to 1998, Mr. Waggoner held a variety of positions in sales, operations, marketing and engineering at Yellow Transportation before eventually leaving the company as the Vice President of Customer Service. Mr. Waggoner holds a bachelor's degree in Economics from San Diego State University.
David B. Menzel has served as our Chief Financial Officer since April 2008. Mr. Menzel will serve as our Chief Financial Officer until December 31, 2016, unless such term is otherwise terminated or renewed, pursuant to the terms of his employment agreement. From May 2005 to March 2008, Mr. Menzel was the Chief Financial and Operating Officer of G2 SwitchWorks Corp., a travel technology company. From 2003 to 2005, Mr. Menzel served as a managing director of Parson Consulting, a management consulting firm. Mr. Menzel served as the Chief Executive Officer of YesMail, Inc. from 2000 to 2003, and as the Senior Vice President and Chief Financial Officer from 1999 to 2000. Mr. Menzel was also the Chief Financial Officer of Campbell Software from 1994 to 1999, and worked in the Audit and Financial Consulting Practice of Arthur Anderson LLP from 1985 to 1994. Mr. Menzel holds a bachelor's degree in Accounting and a Masters of Accountancy from Florida State University.
David C. Rowe served as our Chief Technology Officer from September 2007 until his resignation on May 15, 2012.

Compensation Discussion and Analysis
Overview
This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers. This compensation discussion focuses on the information contained in the following tables and related footnotes for primarily 2012.
In 2012, the Company reached several financial milestones. Revenue for the year ended December 31, 2012 was $757.7 million compared to $602.8 million for the year ended December 31, 2011, representing a 25.7% increase. For the year ended December 31, 2012, the Company achieved Company Earnings Before Interest, Depreciation and Amortization ("EBITDA") of $29.7 million compared to EBITDA of $27.2 million for the year ended December 31, 2011, representing a 8% increase. In arriving at the 2012 EBITDA used to compute the non-equity incentive pay of our named executive officers, the Compensation Committee removed certain items it did not deem as routine operating costs. In 2012, the Company achieved $31.8 million in adjusted EBITDA (as defined in "-Annual Cash Incentives" below), representing a 17% increase from 2011. In addition to the financial growth, the Company also acquired and successfully integrated two companies in 2012. As a result of the 2012 performance of the Company, our named executive officers, Douglas R. Waggoner and David B. Menzel earned non-equity incentive plan compensation of $150,000 and $86,460, respectively. Mr. Menzel earned an additional bonus of $88,540 as a result of additional operating responsibilities carried out in 2012 that contributed to improved financial performance.
The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives generally in the form of restricted stock and (beginning in 2013) performance shares, other benefits and perquisites, post-termination severance and acceleration of stock option, restricted stock and performance share vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan and include reimbursement for certain medical insurance and other payments. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.
Say on Pay Vote Results
At our 2011 annual meeting, in a non-binding vote, stockholders indicated majority approval of our executive compensation and a desire to vote on executive compensation once every three years. In accordance with the voting results, we intend to provide stockholders with an opportunity to cast an advisory vote to approve our executive compensation every three years until the next required advisory vote on the frequency of future advisory votes on executive compensation. Further, in light of the stockholder approval of our executive compensation, the Compensation Committee did not make changes to our program based on the results of the stockholder advisory vote but will continue to monitor and consider the results of future votes. Our next stockholder advisory vote on executive compensation will be held at our annual meeting in 2014.
Compensation Program Objectives and Philosophy
In General.    The objectives of our compensation programs are to:

•	attract, motivate and retain talented and dedicated executive officers,

•	provide our executive officers with both cash and equity incentives to further our interests and those of our stockholders, and

•	provide employees with long-term incentives so we can retain them and provide stability during periods of rapid growth.
Generally, the compensation of our executive officers is composed of base salary, annual cash incentives and equity awards in the form of restricted stock awards and (beginning in 2013) performance shares. In setting base salaries, the Compensation Committee generally reviewed the individual contributions of the particular executive. For 2012, annual incentive compensation is based in part on individual performance as evaluated by the Compensation Committee and in part on the Company's progress toward achieving a specified EBITDA target. For 2012, the adjusted EBITDA target was $35.1 million, and actual adjusted EBITDA achievement was $31.8 million. For 2013, annual incentive compensation will be based on individual objectives for our executive officers and the Company's adjusted EBITDA performance under our Annual Incentive Plan. In addition, restricted stock and performance shares are granted to provide the opportunity for long-term compensation based upon the performance of our common stock and earnings-per-share growth over time.
Competitive Market.    We define our competitive market for executive talent and investment capital to be the transportation and technology services industries. In 2011, the Company performed a formal benchmarking of executive compensation and engaged an outside consultant to assist us in benchmarking executive compensation, which information was used in making compensation decisions in 2012 and 2013. The Compensation Committee engaged Aon Hewitt, a nationally recognized and reputable executive compensation consulting firm, to present various compensation benchmarks to the Compensation Committee in preparation for executive compensation decisions. The report included the compensation elements of salary, incentive compensation, and equity compensation, both separately and combined. The report considered general industry trends and proxy data from Midwest-based trucking, transportation and technology services companies. The report utilized the following peer group in its analysis:

•	Advent Software (ADVS)

•	APAC Customer Services (APAC)

•	Ariba Inc (ARBA)

•	CH Robinson Worldwide (CHRW)

•	Forward Air Corp (FWRD)

•	Hub Group Inc (HUBG)

•	Hunt (JB) Transportation Services (JBHT)

•	Informatica Corp (INFA)

•	Innerworkings (INWK)

•	JDA Software Group (JDAS)

•	Landstar System Inc. (LSTR)

•	Manhattan Associates Inc (MANH)

•	Pegasystems (PEGA)

The consulting firm provided the report data and explained the data and reports to the Committee. The data was used to determine the market reference points of total compensation for our chief executive officer, chief financial officer, and other executive officers, for consideration when determining their total cash and total direct compensation. This was used in making 2012 and 2013 compensation decisions.
Compensation Process.     For each of our named executive officers, the Compensation Committee will review and approve all elements of compensation taking into consideration recommendations from our Chief Executive Officer (for compensation other than his own).
Elements of Compensation Program
The principal elements of our executive compensation program are base salary, annual performance-based cash incentives, long-term equity incentives generally in the form of restricted stock and (beginning in 2013) performance shares, and other benefits and perquisites. Below is a percentage breakdown by element of the compensation for named executive officers followed by a detailed discussion of each element:

2012 CEO Compensation
4.5%
1.2%
19.6%
74.7%
Base Salary 19.6%
Stock Awards 74.7%
Non-Equity Incentive Plan Compensation 4.5%
All Other 1.2%

2012 CFO Compensation
4.6%
1.4%
23.8%
4.7%
65.5%
Base Salary 23.8%
Bonus 4.7%
Stock Awards 65.5%
Non-Equity Incentive Plan Compensation 4.6%
All Other 1.4%

Base Salaries
In General.    We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. A minimum base salary is provided for each named executive officer in their employment agreements. The Compensation Committee reviews base salaries annually and adjusts base salaries in accordance with its compensation philosophy. The Compensation Committee strives to set executive officer base salaries at levels competitive with those provided to executives with similar responsibilities in businesses comparable to ours. We engaged in a formal benchmarking study in 2011, which was used for 2012 and 2013 executive compensation decisions. In determining base salaries of our executive officers, the Compensation Committee considers the performance of each executive, the nature of his or her responsibilities and the Company's general compensation practices. Mr. Waggoner recommended to the Compensation Committee certain increases to the base salaries of our executive officers, excluding himself, in 2012 based on our executive officers' increased responsibilities based on the company's continued growth and expansion. The Compensation Committee recommended an increase in Mr. Waggoner's base salary in 2012 based on the Compensation Committee's favorable assessment of Mr. Waggoner's individual performance in connection with the Company's performance and based on a general comparison of Mr. Waggoner's base salary with the median base salary of chief executive officers of the other companies identified in our benchmarking study. No increases were recommended with respect to Messrs. Waggoner's and Menzel's base salary for 2013. Except as noted, the table below shows our named executive officers' base salary increases since 2011:

Name and Principal Position	2011	2012	Percent Increase	2013	Percent Increase
Douglas R. Waggoner Chief Executive Officer	$430,000	$650,000	51%	$650,000	0%
David B. Menzel Chief Financial Officer	$365,000	$450,000	23%	$450,000	0%
David C. Rowe Chief Technology Officer (1)	$275,000	$290,000	5%	n/a	n/a

(1) Mr. Rowe's base salary for 2012 is listed. However, Mr. Rowe was not employed for all of 2012. Mr. Rowe resigned from the Company effective May 15, 2012.

Annual Cash Incentives
Determination of Awards.    We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. In 2012, the targeted annual cash incentive awards were 75% of base salary for Mr. Waggoner and 50% of base salary for Mr. Menzel, and the maximum bonus award was 250% of the target annual incentive. For 2012, the Compensation Committee paid bonuses of $150,000 and $175,000 to Messrs. Waggoner and Menzel, respectively. Mr. Rowe was not eligible to receive a bonus in 2012 due to his resignation from the Company effective May 15, 2012.

EBITDA Performance Goals. Consistent with our performance-based approach, and given the broader responsibilities of our named executive officers, the annual incentive compensation for our named executive officers is partially based on the percentage growth of overall Company Earnings Before Interest, Depreciation and Amortization ("EBITDA") (before deducting the expense of the executive annual incentive compensation). For 2012, the Company achieved $29.7 million in EBITDA. This EBITDA figure was adjusted for the impact of 2012 acquisitions, changes in the contingent consideration liability and the settlement of a 2010 lawsuit with a former enterprise client. The cumulative impact of these adjustments was a $2.1 million increase to our 2012 EBITDA. As a result, for 2012, we achieved adjusted EBITDA of $31.8 million, compared to a target of $35.1 million, which represented an EBITDA growth level equal to approximately 52.4% of target. Based on our adjusted EBITDA performance in 2012, Messrs. Waggoner and Menzel received annual cash incentives of $150,000 and $86,460, respectively.

Individual and General Company Performance. In addition to his contributions as Chief Financial Officer, the Compensation Committee determined that Mr. Menzel had undertaken increased operating responsibilities that contributed to the Company's financial performance. On this basis, as evaluated by the Compensation Committee, Mr. Menzel received an additional discretionary bonus of $88,540.
The table below shows cash bonuses earned by our named executive officers in 2012:

Name	2012 Bonuses ($)
Douglas R. Waggoner	150,000
David B. Menzel	175,000
David C. Rowe	—

Discretionary Adjustments.     The Compensation Committee may make reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions, or divestitures.
Long-term Equity Incentives
In General.    We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. We believe that one of the best ways to align the interests of stockholders and executives is by providing those individuals who have substantial responsibility over the management, performance and growth of the Company with an opportunity to have a meaningful ownership position in the Company. We maintain our 2008 Plan pursuant to which we may grant equity and other incentive awards to our executive officers and other employees beginning in 2009 and beyond. We believe that management having strong economic incentives will inspire management to act in the best interest of the Company and its stockholders.
Equity Awards.    For our named executive officers, our stock option program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as our main form of equity compensation because stock options provide a relatively straightforward incentive for our executives and result in less immediate dilution of existing stockholders' interests. In 2011, we began to issue restricted stock to named executive officers and other key employees, which practice we continued in 2012 and 2013. We believe the restricted stock grants are an effective tool for creating long-term ownership and aligning our employees' interests with those of our stockholders, which includes the retention of our key employees. These restricted shares vest ratably over a five year period for 2011 grants and a four year period for 2012 and 2013 grants. The shift to restricted stock grants and the shorter vesting cycle were implemented to align our equity award program with those companies identified as our "peer group." The restricted share grants also are a less dilutive instrument than stock options for our common stockholders.

Beginning in 2013, we began to issue a combination of restricted stock awards and performance shares to our named executive officers, with each component representing 50% of the total grant date award value for each executive. The restricted stock awards vest in equal installments on each of the first four anniversaries of the grant date and are on terms similar to those of the Company's 2012 restricted stock awards. The performance share awards can be earned based on the Company's attainment of certain levels of cumulative diluted earnings per share (EPS) during the three-year performance period beginning with the grant year. The amount of performance shares earned can range from 50% of the target amount for achieving the threshold performance goal to 150% for achieving the maximum performance goal. No performance shares will be earned if the threshold goal is not achieved. Earned performance shares are convertible into shares of the Company's common stock on a 1-for-1 basis after the end of the performance period.
Grants of equity awards to our named executive officers in 2012 and 2013 (to date) are summarized in the following table:

	Number of Shares
Name	2012 (Option Grant)	2012 (Restricted Stock)	2013 (Restricted Stock)	2013 (Performance Share)
Douglas R. Waggoner	—	150,000	15,159	15,159
David B. Menzel	—	75,000	7,871	7,871
David C. Rowe	—	15,000	—	N/A
__________________________________
On January 13, 2012, Messrs. Waggoner and Menzel received restricted stock grants of 150,000 and 75,000 shares, respectively. The fair market value on the date of grant of each share of restricted stock was $16.49. The restricted stock vests in four equal annual installments beginning on January 11, 2013.
On February 17, 2012, Mr. Rowe received a restricted stock grant of 15,000 shares.The fair market value on the date of grant of each share of restricted stock was $18.86. Mr. Rowe forfeited this restricted stock grant in connection with his resignation on May 15, 2012.

On March 26, 2013, Messrs. Waggoner and Menzel received restricted stock grants of 15,159 and 7,871 shares, respectively. The fair market value on the date of grant of each share of restricted stock was $21.44. The restricted stock vests in four equal annual installments beginning on March 26, 2014. On March 26, 2013, Messrs. Waggoner and Menzel also received awards with respect to a target number of performance shares of 15,159 and 7,871, respectively. The performance shares vest based on the Company's attainment of certain levels of cumulative diluted EPS during the three-year performance period beginning on January 1, 2013, as described above.

Pursuant to the restricted stock award agreements, unvested awards of restricted stock are forfeited upon the executive's termination of service for any reason. Pursuant to the performance share award agreements, upon a termination of service during the performance period due to retirement after age 65, death, or disability, the executive will vest in a pro-rata portion of the awarded performance shares based on actual Company performance during the relevant performance period. Upon a termination of service by the Company without cause during the twelve month period following a change in control, the executive will vest in a pro-rata portion of the awarded performance shares assuming a target level of Company performance during the relevant performance period. Upon any other termination of service, unvested performance shares are forfeited.

The vesting of certain of our named executive officers' restricted stock and performance share awards is accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described in "—Employment Agreements" and "—Potential Payments upon Termination or Change in Control."
Stock Ownership Requirements. In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership requirements for our officers. These requirements became effective February 3, 2010. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the Company’s success, as reflected in the stock price, provides officers a stake similar to that of our stockholders. Therefore, executive officers are expected to acquire and hold a significant amount of the Company's stock. The Compensation Committee has established stock ownership requirements based on all shares of company stock owned by an executive officer, including vested stock options, vested restricted stock and stock beneficially owned by the officer, including owned in a trust, by a spouse, or dependent children for our executive officers as follows:

•	Chief Executive Officer: four times base salary

•	other executive officers: three times base salary
All executive officers have three years to meet their ownership requirements from the effective date, February 3, 2010. New officers are expected to meet their ownership requirement within three years of being named an executive officer. As of December 31, 2012, all named executive officers met their ownership requirement.
Executive Benefits and Perquisites
In General.    We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We match employee contributions up to 25% on the first 4% of an employee's salary deferred under our 401(k) plan. We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For 2012, we provided the following personal benefits and perquisites to certain of our named executives officers:

Executive Benefits and Perquisites	Description
Life Insurance Premiums	Certain executives are reimbursed for their life insurance premiums.
Medical Insurance Reimbursement	Certain executives are reimbursed for their medical insurance premium payments.
Car Allowance	Certain executives are provided with a monthly car allowance.
Change in Control and Severance Benefits
In General.    We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. Our severance and change in control provisions for the named executive officers are summarized in "— Employment Agreements" and "— Potential Payments upon Termination or Change in Control." We intend to periodically review the level of the benefits in these agreements. We believe our arrangements are reasonable in light of the fact that cash severance is limited to two years for Mr. Waggoner, one year for Mr. Menzel, and (prior to his resignation) three months for Mr. Rowe (each at a rate equal to their then current base salary and the average of recent performance bonus payments), there is no severance increase with a change in control and there are no "single trigger" benefits upon a change in control other than the vesting of certain of Messrs. Waggoner's, Menzel's and (prior to his resignation) Rowe's equity awards.
Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code generally imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next three most highly compensated executive officers other than our chief financial officer, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements.
In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. However, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives. Certain awards under the 2008 Plan and, if approved by our stockholders, the Annual Incentive Plan, may be designed to satisfy the requirements of performance-based compensation under Section 162(m). We will continue to assess the impact of Section 162(m) on our compensation practices and determine whether to design our equity and cash awards to qualify as performance-based compensation.

EXECUTIVE COMPENSATION
The following table shows information concerning 2012, 2011 and 2010 compensation for each of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)	Option Awards (2)	Non-Equity Plan Incentive Compensation ($)	All Other Compensation ($) (3)	Total ($)
Douglas R. Waggoner	2012	650,000	—	2,473,500	—	150,000	38,833	3,312,333
Chief Executive Officer	2011	430,000	75,000		—	50,000	44,772	599,772
	2010	400,000	100,000		982,000		32,055	1,507,805
David B. Menzel	2012	450,000	88,540	1,236,750	—	86,460	26,668	1,888,418
Chief Financial Officer	2011	365,000	60,333	1,208,000	271,500	33,000	28,995	1,966,828
	2010	330,000	125,000		491,000	—	23,500	969,500
David C. Rowe (4)	2012	106,875	—	282,900	—	—	3,095	392,870
Chief Technology Officer	2011	275,000	30,875	181,200	81,450	33,000	9,635	611,160
	2010	260,000	125,000		196,400		10,513	591,913
________________________________

(1)
Value of restricted stock awards is based on the closing value of the Company's stock on the date of grant pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718")

(2)
Value of option awards is based on the grant date fair value determined pursuant to ASC Topic 718. All options were granted under the 2008 Stock Incentive Plan. We used the Black-Scholes-Merton option valuation model to determine the grant date fair value of options granted. Please see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the 2012 fiscal year for a description of the assumptions used in the model.

(3)
For 2012, includes, for Mr. Waggoner, medical reimbursement of $7,668, a car allowance of $13,800 and life insurance payments of $17,365; for Mr. Menzel, medical reimbursement of $7,668 and a combined life insurance and car allowance of $19,000; for Mr. Rowe, medical reimbursement of $845 and a car allowance of $2,250.

(4)
Mr. Rowe's compensation is through May 15, 2012, the final date of his employment. In connection with his resignation, Mr. Rowe forfeited the restricted stock award granted to him in 2012. There were no severance payments made to Mr. Rowe.

2012 GRANTS OF PLAN-BASED AWARDS
The following table summarizes our awards made to our named executive officers under any plan during the fiscal year ended December 31, 2012:

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards (1) ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Shares of Stock or Units (#)(2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target
Douglas R. Waggoner	1/13/2012	—	150,000			2,473,500
		487,500
David B. Menzel	1/13/2012	—	75,000	—	—	1,236,750
		225,000
David C. Rowe (4)	2/17/2012		15,000			282,900
		145,000
____________________________________

(1)
The non-equity incentive awards made during 2012 were based on the overall EBITDA growth of the Company. Because the formula pays out percentages over certain ranges of EBITDA growth, the awards do not have specific payout based on a threshold or maximum. As a result, we have omitted these two columns. For a more detailed description of this plan, please see the "Compensation Program Objectives and Philosophy" section of the proxy.

(2)	The amounts listed reflect restricted stock granted under the 2008 Plan. For more information on the terms of these awards, see "— Long-term Equity Incentives — Equity Awards".

(3)
Grant date fair value of each equity award determined pursuant to ASC Topic 718. The value of the restricted stock was calculated using the closing price on the day of issuance of $16.49 for shares granted on January 13, 2012 and $18.86 for shares granted on February 17, 2012.

(4)	Mr. Rowe's delayed grant was due to ongoing negotiations regarding the terms of his employment in January of 2012. Mr. Rowe resigned from the Company May 15, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END
The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested	Market value of shares of stock that have not vested ($)
Douglas R. Waggoner(1)	364,290	—	3.68	11/1/2016
	5,000	—	8.10	9/28/2017
	33,750	11,250	6.94	6/24/2019
	80,000	120,000	11.31	2/26/2020
					150,000	2,695,500
David B. Menzel(2)	70,000	12,500	11.72	4/7/2018
	37,500	—	10.18	12/30/2013
	40,000	60,000	11.31	2/26/2020
	10,000	40,000	12.08	1/11/2021
					155,000	2,785,350
David C. Rowe (3)	—	—	n/a	n/a

________________________________

(1)
Mr. Waggoner's options to purchase 11,250 shares of common stock at an exercise price of $6.94 per share vest on December 31, 2013. Mr. Waggoner's options to purchase 120,000 shares of common stock at an exercise price of $11.31 per share vest in three equal installments beginning on February 26 of each of 2013, 2014 and 2015. Mr Waggoner's 150,000 shares of restricted stock were issued on January 13, 2012 and vest in four equal installments on January 13 of each of 2013, 2014, 2015 and 2016.

(2)
Mr. Menzel's options to purchase 12,500 shares of common stock at an exercise price of $11.72 per share vest on April 7, 2013. Mr. Menzel's options to purchase 60,000 shares of common stock at an exercise price of $11.31 per share vest in three equal installments beginning on February 26 of each of 2013, 2014 and 2015. Mr. Menzel's options to purchase 40,000 shares of common stock at an exercise price of $12.08 vest in four equal installments on January 11 of each of 2013, 2014, 2015 and 2016. Mr. Menzel's 155,000 shares of restricted stock were issued on January 11, 2011 and January 13, 2012. Of Mr. Menzel's shares, 80,000 shares vest in four equal installments on January 11 of each of 2013, 2014, 2015 and 2016; and 75,000 of Mr. Menzel's shares vest in four equal installments on January 13 of each 2013, 2014, 2015 and 2016.

(3)	Mr. Rowe exercised all of his eligible outstanding equity and forfeited all unvested amounts as a result of his resignation on May 15, 2012. Mr. Rowe has no outstanding equity awards.

2012 OPTION EXERCISES AND STOCK VESTED TABLE
The following table summarizes the exercise of options by, and vesting of restricted stock awards of, our named executive officers during 2012:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Douglas Waggoner	85,710	$1,273,089	—	$—
David Menzel	—	$—	20,000	$327,400
David Rowe	98,375	$378,528	3,000	$49,110

2012 PENSION BENEFITS
We do not sponsor any qualified or non-qualified defined benefit plans.

2012 NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any non-qualified deferred compensation plans.

EMPLOYMENT AGREEMENTS
Employment Agreement with Douglas R. Waggoner
We entered into an employment agreement with Douglas R. Waggoner, our Chief Executive Officer, on November 1, 2006, which was amended and restated as of September 24, 2009 and was further amended and restated as of January 1, 2012. Pursuant to his amended and restated employment agreement on Janaury 1, 2012, Mr. Waggoner is entitled to an initial base salary of $650,000 per year. In addition to base salary, Mr. Waggoner is eligible for an annual performance bonus. Mr. Waggoner also has a right to be reimbursed for the full amount of his medical insurance costs under our insurance programs. Mr. Waggoner is also entitled to a combined automobile allowance and life insurance allowance not to exceed $31,500.
In connection with the execution of his employment agreement in 2006, Mr. Waggoner received options to purchase 450,000 shares of the Company's common stock at an exercise price of $3.68 per share. The options vested as follows: 50,000 shares vested on November 16, 2006 and 100,000 shares each vested on each of January 1, 2008, January 1, 2009, January 1, 2010, and January 1, 2011.

Subject to Mr. Waggoner's execution of a general release and waiver, if Mr. Waggoner's employment is terminated by us for any reason other than for Cause (as described in the narrative to the Potential Payments Upon Termination or Change in Control section) , or if Mr. Waggoner terminates his employment for Good Reason (as defined below), Mr. Waggoner is entitled to:

•
receive an amount equal to the product of two (2) times the sum of (A) Mr. Waggoner's base salary as in effect on the date of termination, and (B) the average of the three most recent annual Performance Bonuses received by Mr. Waggoner preceding the date of his termination, payable in equal installments over a twenty-four (24) month period following the termination of Mr. Waggoner's employment in accordance with the Company's normal payroll procedures;

•	additional vesting of unvested equity awards issued as would have vested had Waggoner remained employed for an additional 12 months following the date of termination; and

•
continuation of Company-provided insurance benefits for Mr. Waggoner and his dependents until such time Mr. Waggoner has secured comparable benefits through another organization's benefits program, subject to a maximum of 24 months following termination of employment.

In the event of a Change in Control, Mr. Waggoner is entitled to immediate vesting of 50% of all outstanding unvested equity awards. In the event Mr. Waggoner is terminated (other than for Cause), or terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Waggoner is entitled to the benefits described above and the immediate vesting of all unvested equity awards.
For purposes of Mr. Waggoner's employment agreement, "Change of Control" has the same meaning as set forth in our 2008 Plan as described in the narrative to the "Potential Payments Upon Termination or Change in Control" section. Further, a termination for "Good Reason" occurs if Mr. Waggoner terminates his employment for any of the following reasons: (i) we materially reduce Mr. Waggoner's duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Waggoner's consent, (ii) we require Mr. Waggoner to relocate his office more than 100 miles from his current office without his consent, (iii) we materially breach the terms of the employment agreement, or (iv) Mr. Waggoner is forced to report to anyone other than our Board. If one or more of the above conditions exist, Mr. Waggoner must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.
Mr. Waggoner's employment agreement terminates on December 31, 2016.
Employment Agreement with David B. Menzel
We entered into an employment agreement with David B. Menzel, our Chief Financial Officer, on April 7, 2008, which was amended and restated as of January 1, 2012. Pursuant to his amended and restated employment agreement, Mr. Menzel is entitled to an initial base salary of $450,000 per year. In addition to base salary, Mr. Menzel is eligible for an annual performance bonus and has a right to be reimbursed for the full amount of his medical insurance costs under our insurance programs. Mr. Menzel is also entitled to a combined automobile allowance and life insurance allowance not to exceed $19,000 per year.
In connection with the execution of his employment agreement in 2008, Mr. Menzel received options to purchase 82,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date as determined by our Compensation Committee. The shares acquired upon exercise of the options were subject to a right of first refusal that terminated upon the listing of the Company's stock on a national securities exchange. The options vest as follows: 20,000 shares vested on April 7, 2008, 12,500 shares vested on each of April 7, 2009, April 7, 2010 and April 7, 2011 and April 7 2012, and an additional 12,500 shares vest on April 7, 2013. In the event of a sale to any third-party of at least 50% of the total then-outstanding shares of the Company for a cash or publicly-traded stock purchase price equal to or greater than the exercise price per share, 75% of Mr. Menzel's then unvested options will vest.
Subject to Mr. Menzel's execution of a general release and waiver, if Mr. Menzel is terminated for any reason other than for Cause (as described in the narrative to the Potential Payments upon Termination or Change in Control section below) or if Mr. Menzel terminates his employment for Good Reason, Mr. Menzel is entitled to

•
receive an amount equal to the sum of (A) Mr. Menzel's base salary as in effect on the date of termination, and (B) the average of the three most recent annual Performance Bonuses received by Mr. Menzel preceding the date of his termination, payable in equal installments over a twelve (12) month period following the termination of Mr. Menzel's employment in accordance with the Company's normal payroll procedures;

•
additional vesting of unvested equity awards issued as would have vested had Mr. Menzel remained employed for an additional 12 months following the date of termination (however, he is entitled to immediate vesting of all unvested equity awards granted in 2011 per the award agreements); and

•
continuation of Company-provided insurance benefits for Mr. Menzel and his dependents until the earlier of: (i) 12 months following termination or (ii) the date Mr. Menzel has secured comparable benefits through another organization's benefits program.

In the event of a Change in Control, Mr. Menzel is entitled to immediate vesting of 50% of all outstanding unvested equity awards. In the event Mr. Menzel is terminated (other than for Cause), or terminates his employment for Good Reason, three months prior to the public announcement of a proposed Change of Control or within 12 months following a Change of Control, Mr. Menzel is entitled to the benefits described above and the immediate vesting of all unvested equity awards.
For purposes of Mr. Menzel's employment agreement, "Change of Control" has the same meaning as set forth in our 2008 Plan as described in the narrative to the "Potential Payments Upon Termination or Change in Control" section. Further, a termination for "Good Reason" occurs if Mr. Menzel terminates his employment for any of the following reasons: (i) we materially reduce Mr. Menzel's duties or responsibilities below what is customary for his position in a business that is similar to our Company without Mr. Menzel's consent, (ii) we require Mr. Menzel to relocate his office more than 50 miles from his current office without his consent, or (iii) we materially breach the terms of the employment agreement. If one or more of the above conditions exist, Mr. Menzel must provide notice to the Company within a period not to exceed 90 days of the initial existence of the condition. Upon such notice, the Company shall have 30 days during which it may remedy the condition.
Mr. Menzel's employment agreement terminates on December 31, 2016.
Employment Agreement with David C. Rowe
Prior to his resignation effective May 15, 2012, Mr. Rowe's employment agreement with the Company expired on January 1, 2012, and was not renewed. Mr. Rowe did not receive any additional compensation related to his resignation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason, each as of December 31, 2012, they would be entitled to payments in the amounts set forth opposite to each executive officer's name name in the table below. Mr. Rowe is not included because he resigned from the Company effective May 15, 2012.
We are not obligated to make any cash payments to these executives if their employment is terminated by us for Cause or by the executive without Good Reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A Change in Control does not affect the amount or timing of these cash severance payments.

Name	Cash Severance (1)	Benefit Continuation (2)
Douglas R. Waggoner	$55,556 per month for 24 months	$76,666
David B. Menzel	$38,417 per month for 12 months	$13,145
____________________________________

(1)
No gross-up payment will be made to cover any excise and related income tax liability arising under Sections 4999 and 280G of the Internal Revenue Code as a result of any payment or benefit arising under the employment agreements with Messrs. Waggoner and Menzel. Instead, the employment agreements provide for a reduction in amounts payable so that no excise tax would be imposed. However, a reduction in payments will not occur if the payment of the excise tax would produce a greater overall net after-tax benefit. Under the net after-tax benefit analysis, Mr. Waggoner would have preferred to pay an excise tax of $331,482 while Mr. Menzel would have preferred to reduce his payments by $38,191 to avoid any excise tax liability arising under Sections 4999 and 280G of the Internal Revenue Code to produce a greater overall net after-tax benefit to them.

(2)
Pursuant to the employment agreements with Messrs. Waggoner and Menzel, in the event of a termination without Cause or a termination for Good Reason, the Company will also provide them and their dependents with Company-paid insurance benefits until such time comparable benefits are secured through another employer's benefits program, up to a maximum of 24 months for Mr. Waggoner and 12 months for Mr. Menzel. The following assumptions were made in calculating the benefit continuation amounts: an annual cost of $38,333 for Mr. Waggoner and $13,145 for Mr. Menzel.

Assuming the employment of our named executive officers were to be terminated without Cause or for Good Reason or solely upon a Change in Control of the Company, each as of December 31, 2012 (or as otherwise specified), the following individuals would be entitled to accelerated vesting of their outstanding equity awards described in the table below:

Name	Value of Equity Awards: Termination Without Cause or For Good Reason ($)(1)	Value of Equity Awards: Change in Control Without Termination of Employment ($)(1)	Value of Equity Awards: Termination Without Cause or For Good Reason In Connection With a Change in Control ($)(1)
Douglas R. Waggoner	1,064,363	1,809,394	3,618,788
David B. Menzel	2,221,463	1,749,338	3,498,675
____________________________________

(1)
Values are based on the aggregate difference between the respective exercise prices and a price of our common stock of $17.97 per share, which was the fair market value of our common stock as of December 31, 2012.

In connection with a termination without Cause or a termination for Good Reason, no payments are due unless the executive officer executes a general release and waiver of claims against us. Mr. Waggoner is subject to non-competition and non-solicitation restrictions for a period of twenty-four months following termination, and Mr. Menzel is subject to similar restrictions for a period of twelve months following termination. Further, each named executive officer entered into a confidentiality agreement upon joining the Company.
The following definitions apply to the termination and change in control provisions in the employment agreements.
Change in Control
The employment agreements incorporate the Change in Control definition in the 2008 Plan. Under the 2008 Stock Incentive Plan, "Change in Control" means the occurrence of any one or more of the following: (a) an effective change in control pursuant to which any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; provided, however, that a Change in Control shall not be deemed to occur by virtue of any of the following acquisitions: (i) by the Company or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) by any Incumbent Stockholders (as defined below); (b) any person or persons acting as a group (in each case, other than any Incumbent Stockholders) acquires beneficial ownership of Company stock that, together with Company stock already held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the Company's then outstanding stock (the acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any person or group to more than 50% of the Company's then outstanding stock will be treated as a Change in Control); (c) individuals who constitute the Board immediately after the Effective Date (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that: (i) any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided, that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director and (ii) a Change in Control shall not be deemed to have occurred pursuant to this paragraph (c) if, after the Board is reconstituted, the Incumbent Stockholders beneficially own stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company's then outstanding stock; (d) any person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Company stock in exchange for or with respect to the Company's stock, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity's total value or total voting power, (iii) any person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a person described in (d)(iii) above owns at least fifty percent (50%) of the total value or voting power (for purposes of this definition, and except as otherwise provided, a person's status is determined immediately after the transfer of the assets); or (e) upon the happening of any other event(s) designated as a Change in Control for purposes of Section 409A. For purposes of this definition of Change in Control, the term "Incumbent Stockholders" shall include each and every one of the following: Polygal Row, LLC, Frog Ventures, LLC, Richard A. Heise Living Trust, Echo Global Logistics Series C Investment Partners, LLC, Old Willow Partners, LLC, Blue Media, LLC, Green Media, LLC, Y&S Nazarian Revocable Trust, Younes Nazarian

2006 Annuity Trust — Echo Global, Soraya Nazarian 2006 Annuity Trust — Echo Global, Anthony Bobulinski, David Nazarian 2005 Annuity Trust EGL, Sam Nazarian, Baradaran Revocable Trust, Shulamit Nazarian Torbati, New Enterprise Associates 12, Limited Partnership, NEA Ventures 2006, Limited Partnership; or any of their respective Affiliates or successors. In no event will a Change in Control be deemed to have occurred, with respect to the Participant, if an employee benefit plan maintained by the Company or an Affiliate or the Participant is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or the Participant will be deemed "part of a purchasing group" for purposes of the preceding sentence if the plan or the Participant is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors.
Cause
The employment agreements define "Cause" as either: (i) a material breach of any provision of the agreement, provided that in those instances in which a material breach is capable of being cured, the officer has failed to cure within a thirty (30) day period after notice from the Company; (ii) theft, dishonesty, or falsification of any employment or Company records by the officer; (iii) the reasonable determination by the Board that the officer has committed an act or acts constituting a felony or any act involving moral turpitude; or (iv) the reasonable determination by the Board that the officer has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company's reputation or business.
Good Reason
The definitions of "Good Reason" are described in "— Employment Agreements."

COMPENSATION AND RISK
We have reviewed our employee compensation policies and practices and have determined that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

2012 DIRECTOR COMPENSATION

In 2012, each non-employee director (other than the Chairman of the Board) received an annual retainer of $100,000, and the Chairman of the Board received an annual retainer of $150,000, in each case, paid in either (i) 50% in cash and 50% restricted stock or (ii) subject to the director's election, 100% in the form of restricted stock. Pursuant to our program, for the portion of the retainer that a non-employee director receives in the form of restricted stock, the award will vest in three substantially equal installments on the first, second, and third anniversaries of the grant date. If a change in control (as defined under the 2008 Plan) occurs, or if the director's service is terminated due to death, disability, or by the Company (or its Board or shareholders) other than for cause, all unvested shares of restricted stock will immediately vest. In addition to the annual retainers discussed above, each committee chair will also receive an additional annual retainer of $10,000, to be paid in cash. Our directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Under our 2008 Stock Incentive Plan, directors are eligible to receive stock option and other equity grants at the discretion of the Compensation Committee or other administrator of the plan. In 2013, we refined our cash and equity compensation program for our non-employee directors to provide for an annual retainer of $125,000 for each non-employee director (other than the Chairman of the Board) and an annual retainer of $175,000 for the Chairman of the Board.

The following table summarizes compensation that our directors earned during 2012 for services as members of our Board:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	Total ($)
Peter J. Barris (1)	—	—	100,000	100,000
Eric P. Lefkofsky (2)	—	—	100,000	100,000
Anthony R. Bobulinski (3)	50,000	—	50,000	100,000
Bradley A. Keywell (4)	—	—	100,000	100,000
Samuel K. Skinner (5)	85,000	—	75,000	160,000
John R. Walter (6)	50,000	—	50,000	100,000
John F. Sandner (7)	60,000	—	50,000	110,000
Matthew Ferguson (8)	50,000	—	50,000	100,000
David Habiger (9)	—	—	—	—
Nelda J. Connors (10)	—	—	—	—

(1)	Mr. Barris resigned from our Board in conjunction with the 2012 Annual Stockholder Meeting on June 20, 2012. The stock awards that he was granted in 2012 were forfeited at that time.

(2)
Mr. Lefkofsky resigned from our Board on December 28, 2012. The stock awards that he was granted in 2012 were forfeited at that time. As of December 31, 2012, Mr. Lefkofsky held options to purchase 37,500 shares of common stock at an exercise price of $8.10 per share. These options are fully vested.

(3)	Mr. Bobulinski resigned from our Board in conjunction with the 2012 Annual Stockholder Meeting on June 20, 2012. The stock awards that he was granted in 2012 were forfeited at that time.

(4)
As of December 31, 2012, Mr. Keywell held options to purchase 37,500 shares of common stock at an exercise price of $8.10 per share. These options are fully vested. Mr. Keywell was also granted 5,302 shares of restricted stock on February 17, 2012. These shares vest in three equal installments on February 17 of each of 2013, 2014 and 2015.

(5)
As of December 31, 2012, Mr. Skinner held options to purchase 8,389 shares of common stock at an exercise price of $14.42. These options vest in three equal annual installments on May 9 of each of 2012, 2013 and 2014. Mr. Skinner was also granted 3,977 shares of restricted stock on February 17, 2012. These shares vest in three equal installments on February 17 of each of 2013, 2014 and 2015.

(6)
As of December 31, 2012, Mr. Walter held options to purchase 8,389 shares of common stock at an exercise price of $14.42. These options vest in three equal annual installments on May 9 of each of 2012, 2013 and 2014. Mr. Walter was also granted 2,651 shares of restricted stock on February 17, 2012. These shares vest in three equal installments on February 17 of each of 2013, 2014 and 2015.

(7)
As of December 31, 2012, Mr. Sandner held options to purchase 35,000 shares of common stock at an exercise price of $14.06. These options are fully vested. Mr. Skinner also holds options to purchase 8,389 shares of common stock at an exercise price of $14.42. These options vest in three equal annual installments on May 9 of each 2012, 2013 and 2014. Mr. Sandner was also granted 2,651 shares of restricted stock on February 17, 2012. These shares vest in three equal installments on February 17 of each of 2013, 2014 and 2015.

(8)
As of December 31, 2012, Mr. Ferguson held options to purchase 8,389 shares of common stock at an exercise price of $14.42. These options vest in three equal annual installments on May 9 of each 2012, 2013 and 2014. Mr. Ferguson was also granted 2,651 shares of restricted stock on February 17, 2012. These shares vest in three equal installments on February 17 of each of 2013, 2014 and 2015.

(9)	Mr. Habiger joined our Board on December 28, 2012. He was not compensated for any service in 2012.

(10)	Ms. Connors joined our Board on April 11, 2013. She was not compensated for any service in 2012.

_____________________________________

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee and the Audit Committee Report shall not be deemed to be "Soliciting Material," are not deemed "filed" with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the annual report on Form 10-K.

By the Compensation Committee of the Board of Directors,

Matthew J. Ferguson (Chairman) Samuel K. Skinner David Habiger Bradley A. Keywell

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors consists of four non-employee directors, including, Samuel K. Skinner, John R. Walter, Matthew Ferguson and John F. Sandner, each of whom the Board of Directors has determined to be independent directors as defined in the rules of the Nasdaq Global Market. The Audit Committee is a standing committee of the Board of Directors and operates under a written charter adopted by the Board of Directors. The Board approved charter is available at www.echo.com on the "Investor" page under the link "Corporate Governance." Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company's independent registered public accounting firm (the "independent auditors").
Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
During fiscal 2012, at each of its meetings, the Audit Committee met with the senior members of the Company's financial management team and the independent auditors. The Audit Committee's agenda is established by the Audit Committee's chairman and senior members of the Company's financial management team. The Audit Committee met in private sessions with the Company's independent auditors at certain of its meetings to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by the statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Company's independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors that firm's independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.
Based on the Audit Committee's discussion with management and the independent auditors, and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Samuel K. Skinner John R. Walter John F Sandner (Chairman) Matthew Ferguson David Habiger

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL
REGISTERED PUBLIC ACCOUNTING FIRM
For the fiscal years ended December 31, 2012 and 2011, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

Fees	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2011
Audit Fees(1)	$1,005,000	$790,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,005,000	$790,000
__________________________________

(1)
Audit Fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.
All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2012 were approved by the Audit Committee.

OTHER INFORMATION

Stockholder Proposals for the 2014 Annual Meeting
If any stockholder intends to present a proposal to be considered for inclusion in the Company's proxy material in connection with the 2014 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8- Shareholder Proposals) and received by the Secretary of the Company on or before December 23, 2013. Stockholder proposals to be presented at the 2014 annual meeting of stockholders which are not to be included in the Company's proxy materials must be received by the Company no earlier than February 14, 2014 and no later than March 16, 2014, in accordance with the procedures in the Company's By-laws.

Expenses of Solicitation
The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals.

Householding

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially offers the advantages of convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders of record who currently receive multiple copies of the Notice at their address and would like to request "householding" of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing addressed to: American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Other Matters

The Board does not know of any matters which may be presented at the Annual Meeting other than those specifically set forth in the Notice . If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.
Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of our proxy statement or Annual Report. Requests should be addressed to to: Investor Relations, Echo Global Logistics, Inc., 600 West Chicago Avenue, Suite 725, Chicago, Illinois 60654, or by telephone at 1-800-354-7993.

APPENDIX A
Echo Global Logistics, Inc. Annual Incentive Plan
ARTICLE 1
Statement of Purpose
The compensation policies of Echo Global Logistics, Inc. (the "Company") are intended to support the Company's overall objective of enhancing stockholder value. In furtherance of this philosophy, the Company has designed this Echo Global Logistics, Inc. Annual Incentive Plan (the "Plan") to provide incentives for business performance, reward contributions towards goals consistent with the Company's business strategy, and enable the Company to attract and retain highly qualified Employees.
ARTICLE 2
Definitions
The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1	"Affiliate" means any parent, subsidiary or other entity that is (directly or indirectly) controlled by, or controls, the Company.

2.2	"Board" means the Echo Global Logistics, Inc. Board of Directors.

2.3	"Bonus" means the incentive compensation determined under Section 4.4 of the Plan payable in cash.

2.4	"Bonus Pool" means an amount that may be allocated to a Business Unit for allocation among the eligible Employees of such Business Unit.

2.5	"Business Unit" means an organizational unit of business within the Company, as identified by the Company.

2.6	"Code" means the Internal Revenue Code of 1986, as amended.

2.7
"Committee" means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for "outside directors" under Section 162(m) and the regulations thereunder and the independence requirements of the NASDAQ marketplace rules or any other applicable exchange on which Echo Global Logistics' common equity is at the time listed, in each case as in effect from time to time.

2.8	"Company" means Echo Global Logistics, Inc. and any of its subsidiaries that adopt this Plan or that have Employees who are participants under this Plan.

2.9	"Disability" means permanent and total disability as defined in the Company's long term disability plan, or if no such plan is then in effect, as defined in Code Section 22(e)(3).

2.10	"Effective Date" means January 1, 2013 (the date of the Plan's most recent amendment and restatement).

2.11
"Employee" means any person employed on a full-time or part-time basis by the Company or an Affiliate in a common law employee-employer relationship, but shall not include any commissioned sales employees, temporary employees, interns, leased employees, or independent contractors. A Participant shall not cease to be an Employee for purposes of this Plan in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or among the Company, its subsidiaries or any successor.

2.12	"Executive Officer" means any Employee who is an "executive officer" as defined in Rule 3b-7 promulgated under the Exchange Act.

2.13	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.14	"Echo Global Logistics" means Echo Global Logistics, Inc., a Delaware corporation, and any successor to its obligations under this Plan.

2.15	"Participant" means an Executive Officer or Employee as described in Article 3 of this Plan.

2.16
"Performance Period" means the period for which a Bonus may be paid. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 and ending on December 31 of any year.

2.17	"Plan" means the Echo Global Logistics, Inc. Annual Incentive Plan, as it may be amended from time to time.

2.18
"Retirement" means a Termination of Employment, after appropriate notice to the Company, (a) on or after the earliest permissible retirement date under a qualified pension or retirement plan of the Company, or (b) upon such terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

2.19	"SEC" means the U.S. Securities and Exchange Commission.

2.20	"Section 162(m)" means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.

2.21
"Termination of Employment" means (a) the termination of the Participant's active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant's employing Company ceases to be an Affiliate.

ARTICLE 3
Participation
An Executive Officer or other Employee of the Company designated by the Committee individually or by classification shall be a Participant in this Plan and shall continue to be a Participant until any Bonus he may receive has been paid or forfeited under the terms of this Plan. The amount of a Participant's Bonus, if any, will be governed by Article 4.
ARTICLE 4
Incentive Bonuses

4.1
Objective Performance Goals. The Committee shall establish written, objective performance goals for a Performance Period not later than 90 days after the beginning of the Performance Period (but not after more than 25% of the Performance Period has elapsed) while the outcome as to the performance goals is substantially uncertain. The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2. Objective performance goals may also include operational goals such as: productivity, safety, other strategic objectives and individual performance goals. The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for Echo Global Logistics, for one or more of its subsidiaries, Business Units, divisions, organizational units, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more Participants or Business Units, or in any combination of the two.

4.2
Financial Measures. The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 4.1: earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); net earnings; operating earnings or income; earnings growth; net income (absolute or competitive growth rates comparative); net income per share; cash flow, including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; earnings per share; return on stockholders' equity (absolute or peer-group comparative); stock price (absolute or peer-group comparative); absolute and/or relative return on common stockholders' equity; absolute and/or relative return on capital; absolute and/or relative return on assets; economic value added (income in excess of cost of capital); customer satisfaction; expense reduction; ratio of operating expenses to operating revenues; gross revenue or revenue by pre-defined business segment (absolute or competitive growth rates comparative); revenue backlog; margins realized on delivered services; total stockholder return; debt-to-capital ratio; or market share. The Committee may specify any reasonable definition of the financial measures it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; changes in accounting principles or the application thereof; currency fluctuations, acquisitions, divestitures, or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items; provided, however, that any adjustment or inclusion or exclusion of certain items may not violate Section 162(m).

4.3
Performance Evaluation. Within a reasonable time after the close of a Performance Period, the Committee shall determine whether the objective performance goals established for that Performance Period have been met by the respective Company, Business Unit, Executive Officers, or Employees subject to such performance goals, and the extent to which such performance goals may have been exceeded.

4.4
Bonus. If the Committee has determined that the objective performance goals established for that Performance Period have been satisfied, the Committee will determine in its discretion or based on formulae the Committee may establish for such Performance Period, the amount of Bonuses payable by the Company. Bonus amounts determined by the Committee may be expressed as individual Bonuses payable to an Employee or as one or more Bonus Pools to be allocated to one or more Business Units. Any Bonus Pool will thereafter be allocated as individual Bonuses among Employees employed by such Business Unit in the discretion of the senior executive of such Business Unit (or his designee).

4.5	Eligibility for Payments.
(a)    Except as otherwise provided in this Section 4.5, a Participant will be eligible to receive his Bonus only if the Participant is employed by the Company continuously from the first day of the Performance Period up to and including the last day of the Performance Period.
(b)    Under Section 4.5(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer: (1) the Committee shall determine whether the leave of absence constitutes a break in continuous employment, and (2) if a Participant is on a leave of absence on the last day of the Performance Period, the Committee may require that the Participant return to active employment with the Company at the end of the leave of absence as a condition of receiving the Bonus or payment. Any determination as to a Participant's eligibility for a Bonus or payment under this Section 4.5(b) may be deferred for a reasonable period after such Participant's return to active employment.
(c)    The Committee may determine, in its sole discretion, that (i) a Bonus will be payable pro-rata for a Participant who either becomes an Employee during the Performance Period or terminates his employment with the Company during the Performance Period due to death, Retirement or Disability.

4.6	Payment or Deferral of the Bonus.
(a)    As soon as practicable after the amount of a Participant's Bonus is determined under Section 4.4, the Company shall pay the portion of the Bonus to the Participant that is not otherwise deferred under Section 4.6(b). The target payment date for any Bonus not deferred shall be within the 2-½ month period following the end of the calendar year (or if later, the end of the Company's tax year) that includes the end of the Performance Period. The Company shall deduct from any Bonus any applicable Federal, state and local income and employment taxes and any other amounts that the Company is otherwise required to deduct. Any payment attributable to a deceased Participant shall be made to the beneficiary designated in the Company's qualified 401(k) plan or, if no beneficiary is so designated, to his spouse or, if none, to his estate.
(b)    Subject to the Committee's approval and applicable law, Participants may request that payments of a Bonus be deferred under a deferred compensation arrangement maintained by the Company by making a deferral election prior to or, as permitted, during the Performance Period pursuant to such rules and procedures as the Committee may establish from time to time with respect to such arrangement.
ARTICLE 5
Administration

5.1
General Administration and Delegation of Authority. This Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish. As permitted by applicable law and the Company, the Committee may delegate any of its duties and authority under the Plan.

5.2
Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions.

5.3	Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.

5.4
Committee Members Not Liable. The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the objective performance goals for a Performance Period have been met. Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Bonus paid hereunder.

5.5
Decisions Binding. All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding on Echo Global Logistics and its subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under this Plan.

5.6	Application of Section 162(m).
(a)    This Plan is intended to be administered, interpreted and construed so that Bonus payments remain tax deductible to the Company and unlimited by Section 162(m), which restricts under certain circumstances the Federal income tax deduction for compensation paid by a publicly held company to covered employees (as defined under Section 162(m)) in excess of $1,000,000 per year.
(b)    To the extent that the Committee determines that Section 162(m) applies to a Bonus payable to an Executive Officer under the Plan, such Bonus: (i) shall be intended to satisfy the applicable requirements for the performance-based compensation exception under Section 162(m); (ii) shall be contingent upon stockholder approval of this Plan in accordance with Section 162(m), the regulations thereunder and other applicable U.S. Treasury regulations; (iii) shall not originate from a Bonus Pool awarded to a Business Unit, but rather be set forth as a specified formula that may be based on a percentage of compensation applicable to the Executive Officer; (iv) shall not exceed $5,000,000 for any Performance Period; (v) shall be payable only after the Committee certifies in writing that the applicable performance goals for such Performance Period have been achieved; and (vi) shall comply with such other requirements as necessary to qualify as performance-based compensation under Section 162(m). Further, the Committee may reduce the amount of compensation payable to covered employees (as defined under Section 162(m)) upon attainment of an objective performance goal, but may not increase such amount over the maximum amount approved by the Committee.

ARTICLE 6
Amendments; Termination
This Plan may be amended or terminated by the Board or the Committee. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the stockholders of Echo Global Logistics if such approval is necessary to qualify Bonuses as performance-based compensation under Section 162(m), or otherwise under Treasury or SEC regulations, the rules of NASDAQ or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to potential Bonuses with respect to a Performance Period that began before the effective date of such amendment.

ARTICLE 7
Other Provisions

7.1
Bonuses Not Assignable. No Bonus or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.2
Participant's Rights. The right of any Participant to receive any Bonus granted or allocated to such Participant pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Bonus or portion of a Bonus Pool for a Performance Period because of a Participant's participation in this Plan for any prior Performance Period or employment during such Performance Period. The application of the Plan to one Participant shall not create, nor be construed in any manner as having created, any right by another Participant to similar or uniform treatment under the Plan.

7.3
Termination of Employment. The Company retains the right to terminate the employment of any Participant or other Employee at any time for any reason or no reason, and a Bonus is not, and shall not be construed in any manner to be, a waiver of such right.

7.4
Exclusion from Benefits. Bonuses under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

7.5
Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of Echo Global Logistics' business or assets shall assume Echo Global Logistics' liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Echo Global Logistics would be required to perform if no such succession had taken place.

7.6
Law Governing Construction. The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the State of Illinois, except to the extent that such law is preempted by Federal law.

7.7
Headings Not a Part Hereto. Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.

7.8
Severability of Provisions. If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.

7.9
Offsets. The Company shall have the right to offset from any Bonus payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his beneficiary, in the event of the Participant's death).

7.10
Dispute Resolution. Notwithstanding any term of any employment agreement in effect between a Participant and the Company or any Affiliate to the contrary, if a Participant or his beneficiary brings a claim that relates to benefits under this Plan, regardless of the basis of the claim (including, but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party describing the facts and claims for each claim. Written notice shall be provided within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint, unless the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney's or representative's fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys' fees, the arbitrator may award costs and reasonable attorneys' fees as provided by such statute.

ECHO GLOBAL LOGISTICS, INC.
ATTN: PETE ROGERS
600 WEST CHICAGO AVENUE STE 725
CHICAGO, IL 60654

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Samuel K. Skinner
02 Douglas R. Waggoner
03 John R. Walter
04 John F. Sandner
05 Bradley A. Keywell
06 Matthew Ferguson
07 David Habiger
08 Nelda Conners

The Board of Directors recommends you vote FOR proposals 2. and 3..

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000176799_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

ECHO GLOBAL LOGISTICS, INC.
Annual Meeting of Shareholders
June 14, 2013 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Samuel K. Skinner and David B. Menzel, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Echo Global Logistics, Inc. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 14, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

ANY STOCKHOLDER COMPLETING THIS PROXY THAT FAILS TO MARK ONE OF THE BOXES FOR THE PROPOSAL WILL BE DEEMED TO HAVE GIVEN THE PROXY HOLDERS COMPLETE DISCRETION IN VOTING HIS, HER, OR ITS SHARES AT THE MEETING (A) "FOR" EACH OF THE NOMINEES FOR DIRECTOR LISTED UNDER PROPOSAL 1 (B) "FOR" PROPOSAL 2 AND (C) "FOR" PROPOSAL 3. IF A BOX IS CHECKED, YOUR SHARES SHALL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000176799_2 R1.0.0.51160